Exhibit 99.1

TFF Pharmaceuticals Reports

Third Quarter 2023 Financial Results

and Provides Corporate Update

Company remains on track to report initial data from TFF VORI and TFF TAC Phase 2 trials by the end of 2023

Conference call and webcast, today Tuesday November 14, 2023, at 4:30 pm ET, to provide overview of expected data readouts from Phase 2 studies

FORT WORTH, TX – Nov 14, 2023 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the third quarter of 2023 and provided a corporate update.

“Based on the considerable progress that we have achieved over the last several months, we continue to expect initial data from our ongoing Phase 2 trials of TFF VORI and TFF TAC by year-end,” said Dr. Harlan Weisman, Chief Executive Officer of TFF Pharmaceuticals. “TFF VORI and TFF TAC have been designed to address the significant unmet needs in two rare disease indications, each with high mortality rates in patient populations with very few treatment alternatives. We therefore expect these initial Phase 2 data will provide meaningful clinical insights on each drug’s safety, tolerability and efficacy to help guide our clinical development strategy as we enter into 2024.”

Recent Clinical and Corporate Highlights:

In November 2023, the Company announced the publication of research demonstrating the feasibility of intranasal delivery of monoclonal antibodies (mAbs) using the Company’s proprietary Thin Film Freezing technology. The paper, entitled “Feasibility of Intranasal Delivery of Thin-film Freeze-dried Monoclonal Antibodies”, was first published on October 24, 2023, by bioRxiv and can be found here.

●	In August 2023, the Company announced the closing of a $5.7 million equity financing, including the full exercise of the underwriter’s overallotment option. The financing provided additional capital to extend the Company’s cash runway into Q22024.

●	In July 2023, the Company and Durbin jointly announced the opening of an Expanded Access Program (EAP) for TFF VORI, enabling patients access to TFF VORI in the United States, Australia, United Kingdom, Canada and select countries in Europe. The EAP is meant to provide access to TFF VORI in patients who are not eligible for the ongoing clinical trial and who have limited or no other treatment options or who have had unfavorable response to adequate standard of care therapy including to oral or intravenous voriconazole.

Financial Results

For the quarter ended September 30, 2023, compared to quarter ended September 30, 2022

●	Cash Position: as of September 30, 2023, TFF Pharmaceuticals reported cash and cash equivalents of $9.7 million. Based on the gross proceeds of 5.7 million dollars received from the financing transaction that closed on August 17, 2023, the Company expects its current cash runway to fund operations into the second quarter of 2024.

●	Research and Development (R&D) expenses: R&D expenses for the third quarter of 2023 were $2.4 million, compared to $4.0 million for the comparable period in 2022. The $1.6 million decrease year-over-year is primarily a result of higher clinical and manufacturing expenses in the prior year period associated with the set-up of the TFF VORI and TFF TAC Phase 2 clinical trials.

●	General & Administrative (G&A) expenses: G&A expenses for the third quarter of 2023 were $2.3 million, compared to $3.3 million for the comparable period in 2022. The $1.0 million decrease year-over-year is primarily related to decreased professional fees and patent expenses, insurance, consulting and market research, and payroll and related expenses.

●	Net Loss: TFF Pharmaceuticals reported a net loss for the third quarter of 2023 of $4.4 million, compared to a net loss of $7.3 million for the comparable period in 2022.

Conference Call and Webcast Information

The Company will host a conference call today, Tuesday, November 14, 2023, at 4:30 PM Eastern Time, to discuss third quarter 2023 financial results and the corporate update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-888-886-7786

International Dial-In Number: 1-416-764-8658

Conference ID: 08897681

Call me™: LINK (will be made active 15 minutes prior to the scheduled start time)

The call will also be broadcast live over the Web and can be accessed on TFF Pharmaceuticals’ Website, https://tffpharma.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1637201&tp_key=3b92c57ca8

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including, plans for releasing initial clinical data by the end of 2023, the adequacy of the Company’s cash runway to meet its near-term funding needs, and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to release initial clinical data for TFF VORI and TFF TAC by the end of 2023 or, if it is able to do so, that such clinical data will be positive, (ii) the risk that the Company’s working capital after giving effect to the recently announced public offering will not be sufficient to fund the Company’s working capital requirements through Q1 2024, (iii) the risk that the Company’s preclinical and IND enabling studies of the dry powder formulation of the universal influenza vaccine may not be successful, (iv) the risk that the Company may not be able to successfully conclude clinical testing of its TFF VORI or TFF TAC or obtain pre-market approval of any of its dry powder product candidates, (v) success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results, (vi) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (vii) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (viii) the risk that the Company will not be able to conclude a long-term commercial agreement with any third-party, and (ix) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

TFF PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Grant revenue	$234,763	$87,586	$619,543	$183,025
Operating expenses:
Research and development	2,386,707	4,025,940	9,087,264	14,360,293
General and administrative	2,268,656	3,342,266	8,058,235	10,238,744
Total operating expenses	4,655,363	7,368,206	17,145,499	24,599,037

Loss from operations	(4,420,600)	(7,280,620)	(16,525,956)	(24,416,012)

Other income (expense):
Interest income	88,810	6,119	160,009	19,184
Change in fair value of note receivable	(77,454)	-	(114,870)	-
Total other income, net	11,356	6,119	45,139	19,184

Net loss	$(4,409,244)	$(7,274,501)	$(16,480,817)	$(24,396,828)

Net loss per share, basic and diluted	$(0.09)	$(0.29)	$(0.41)	$(0.96)
Weighted average common shares outstanding, basic and diluted	47,441,693	25,451,691	39,983,825	25,399,352

TFF PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,725,755	$16,612,315
Research and development tax incentive receivable	361,485	186,507
Prepaid assets and other current assets	805,659	2,226,344
Total current assets	10,892,899	19,025,166
Operating lease right-of-use asset, net	139,230	196,044
Property and equipment, net	2,064,354	3,078,342
Note receivable - Augmenta	1,781,000	1,812,975
Other assets	7,688	7,688
Total assets	$14,885,171	$24,120,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$983,287	$919,607
Accrued compensation	-	4,430
Deferred research grant revenue	76,000	126,000
Current portion of operating lease liability	82,725	80,625
Total current liabilities	1,142,012	1,130,662
Operating lease liability, net of current portion	52,230	110,094
Total liabilities	1,194,242	1,240,756

Commitments and contingencies

Stockholders’ equity:
Common stock	59,134	36,193
Additional paid-in capital	127,404,746	120,070,983
Accumulated other comprehensive loss	(203,712)	(139,295)
Accumulated deficit	(113,569,239)	(97,088,422)
Total stockholders’ equity	13,690,929	22,879,459
Total liabilities and stockholders’ equity	$14,885,171	$24,120,215

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